HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2013

To the shareholders of Heritage-Crystal Clean, Inc.:

The Annual Meeting of Shareholders of Heritage-Crystal Clean, Inc. (the “Company”) will be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois 60123 on May 2, 2013, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect two directors to serve as Class II Board Members for terms of three years;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013;

3.	To hold an advisory vote on named executive officer compensation for fiscal 2012; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 15, 2013 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares as soon as possible.  Please sign, date, and mail the included proxy card in the envelope provided.  It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small.

By Order of the Board of Directors,

Gregory Ray, Chief Operating Officer and Secretary

April 3, 2013

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Meeting of Shareholders To Be Held On May 2, 2013.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2012 are available on Heritage-Crystal Clean, Inc.'s website at www.crystal-clean.com under “Investor Relations.”

You may also request hard copies of these documents free of charge by writing to:
Heritage-Crystal Clean, Inc.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123
Attention: Secretary

HERITAGE-CRYSTAL CLEAN, INC.
2175 Point Boulevard, Suite 375
Elgin, Illinois  60123

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2013

About the 2013 Annual Meeting

This Proxy Statement is being furnished to the shareholders of Heritage-Crystal Clean, Inc. (the "Company") on or about April 3, 2013 in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 2, 2013 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments or postponements of that meeting.  The Annual Report to Shareholders for fiscal 2012 accompanies this Proxy Statement.  If you did not receive a copy of the Annual Report, you may obtain one by writing to the Secretary of the Company.  This Proxy Statement and the Annual Report are also available on the Company's website at www.crystal-clean.com under "Investor Relations."

Voting Procedures

Voting Rights.  Only shareholders who owned common stock of the Company at the close of business on March 15, 2013 (the "record date") may attend and vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  On the record date, 18,224,676 shares of common stock were outstanding.  Shareholders are entitled to one vote per share of common stock that they own as of the record date on each matter that may properly come before the Annual Meeting.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you.  As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank, or nominee who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete, and deliver a legal proxy from your broker, bank, or nominee.  Your broker, bank, or nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares.

Quorum.  The presence, in person or by properly executed proxy, of a majority of the outstanding common stock as of the record date is necessary to constitute a quorum at the Annual Meeting.  If a quorum is not present at the time the Annual Meeting is convened, the Company may adjourn or postpone the Annual Meeting.  Shares that are represented at the Annual Meeting but abstain from voting on any or all matters will be counted as shares present and entitled to vote in determining the presence of a quorum.  If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on particular matters, commonly referred to as “broker non-votes”, those shares will still be counted for purposes of determining the presence of a quorum at the meeting.  A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter.  Under the rules and regulations of the primary trading markets applicable to most brokers, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013 is considered a routine matter on which a broker has the discretion to vote if instructions are not received from the client. All other items being considered at the Annual Meeting are considered non-routine matters. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for purposes of determining the number of votes cast on these proposals and will not affect the outcome of these non-routine matters.

The inspector of election appointed for the Annual Meeting will determine the number of shares of our common stock present at the Annual Meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots.

Required Vote.  Directors are elected by a plurality of all of the votes cast, in person or by proxy.  A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

The proposals to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013 and the advisory vote on named executive officer compensation for fiscal 2012 will be approved if holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal are voted in favor of the proposal.  Abstentions will have the effect of a no vote and broker non-votes will have no effect on the outcome of these proposals.

All common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies.  If no instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees, FOR the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2013, and FOR the approval of the named executive officer compensation for fiscal 2012. The Board of Directors of the Company does not know of any matters, other than the matters described in the Notice of Annual Meeting attached to this Proxy Statement that will come before the Annual Meeting.

Any proxy given by a holder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Such proxies may be revoked by:

•	filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy;

•	duly executing and dating a subsequent proxy relating to the common stock and delivering it to the Secretary of the Company at or before the Annual Meeting; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of proxy).

Any written notice revoking a proxy should be sent to: Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, Attention: Secretary.  If you hold your shares in “street name,” you must follow the directions provided by your broker, bank, or nominee to revoke your proxy.

Other

The proxies are solicited by the Board of Directors of the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile transmission, by directors, officers, or employees of the Company or persons employed by the Company for the purpose of soliciting proxies.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed for expenses incurred therewith.  The cost of solicitation of proxies will be borne by the Company.

The date of this Proxy Statement is April 3, 2013.
_____________________

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, our shareholders will vote on the nomination of two directors to be elected as Class II Board Members for three-year terms expiring at the 2016 Annual Meeting.  The Board is divided into three classes, denominated as Class I, Class II, and Class III.  Members of each class hold office for staggered three-year terms.  The terms of the Class II Board Members expire on the date of the 2013 Annual Meeting.  It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below as nominees.  In the event any of the nominees should become unable or unwilling to serve as a director, proxies may be voted for another nominee recommended by the Board.

Directors are elected by a plurality of all of the votes cast, in person or by proxy.  This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2013 Annual Meeting.

The following table sets forth certain information with respect to the two director nominees, each of whom is currently a Class II Board Member.

Name	Age	Principal Occupation and Other Information

Charles E. Schalliol	65
Mr. Schalliol has served as a director on our Board since March 2008. Mr. Schalliol served as the Director, Office of Management and Budget, State of Indiana, from 2004 to 2007. Mr. Schalliol served as the President and CEO of BioCrossroads, Indiana's life science initiative, from 2003 to 2004. Mr. Schalliol served in various executive positions, including strategic planning and investment banking, with Eli Lilly & Company from 1978 to 2003. Mr. Schalliol has served as Chairman of the Board of Directors of First Merchant's Corporation since 2007 and as a director since 2004 and a director of four venture capital funds. Mr. Schalliol is also a director of several other for profit and not for profit organizations. Mr. Schalliol holds a business degree with high distinction from Indiana University and a law degree from Yale University.

The Board has concluded that Mr. Schalliol should be a director of the Company because of his financial and executive experience with the above entities and other Board experience.  His legal experience also benefits the Company.

Brian Recatto	48
Mr. Recatto has served as a director on our Board since July 25, 2012. Mr. Recatto currently serves as Senior Vice President of the Environmental Services Business Unit for Gibson Energy Inc., one of the largest independent midstream energy companies in Canada and a major participant in the crude oil transportation business in the U.S. In October 2012, Gibson purchased OMNI Energy Services, where Mr. Recatto had served since 2007 in various operating and executive positions. In his tenure at OMNI, Mr. Recatto's roles included environmental and fluid handling services, including roles as Vice President and Chief Operating Officer from 2007 to 2008 and as President and Chief Executive Officer since 2008. Mr. Recatto served as President of Charles Holston, Inc., a waste management and environmental cleaning company, from 2004 to 2007. Mr. Recatto has served in various operating and executive positions with Philip Services Corporation, an environmental and industrial services company, from 1997 to 2004, including roles as General Manager of Gulf Coast Waste Operations from 1997 to 1999, Senior Vice President, By-Products Services Group from 1999 to 2002 and President, Industrial Services Division from 2002 to 2004. Mr. Recatto also served as President of Meklo, Inc., an industrial waste management company from 1991 to 1997; founder of Emras, Inc., an environmental consulting firm from 1990 to 1991; and Director of Sales and Marketing for Marine Shale Processors, Inc., a hazardous waste disposal facility from 1987 to 1990. Mr. Recatto holds a Bachelor of Science in Finance degree from Louisiana State University.

		The Board has concluded that Mr. Recatto should be a director of the Company because of his significant executive experience in environmental waste handling services with a variety of companies.

The Board recommends a vote FOR approval of the director nominees.

The following tables set forth information with respect to our directors who are not up for election at the 2013 Annual Meeting.

Class I Directors - Terms Expire in 2015.

Name	Age	Principal Occupation and Other Information

Joseph Chalhoub	67
Mr. Chalhoub, founder of Heritage-Crystal Clean, LLC, has served as our President, Chief Executive Officer, and director since the formation of the Company in 1999. He started his career with Shell Canada as a process engineer, and he then worked for several years at SNC, an engineering firm. In 1977 he founded Breslube Enterprises and built this into the largest used oil re-refiner in North America before selling a controlling interest to Safety-Kleen in 1987. Mr. Chalhoub then served as an executive of Safety-Kleen from 1987 to 1998, and he was President of Safety-Kleen from 1997 to 1998. Mr. Chalhoub holds a Chemical Engineering degree with high distinction from École Polytechnique, Montréal.

The Board has concluded that Mr. Chalhoub should be a director of the Company because he is the President and Chief Executive Officer. In addition, his significant stock ownership in the Company aligns his interests with those of other shareholders. The Company and the Board benefit from his prior experience and knowledge gained as a senior executive of both the Company and Safety-Kleen.

Fred Fehsenfeld, Jr.	62
Mr. Fehsenfeld has served as a director on our Board since 1999. Mr. Fehsenfeld has served as Chairman of the Board of Directors of Calumet Specialty Products Partners, L.P. (“Calumet Partners”) since 2006. Mr. Fehsenfeld has served as the Vice Chairman of the Board of the predecessor to Calumet Partners since 1990. Mr. Fehsenfeld has worked for the Heritage Group in various capacities since 1977 and has served as its Managing Trustee since 1980. Mr. Fehsenfeld received his B.S. in Mechanical Engineering from Duke University and his M.S. in Management from the Massachusetts Institute of Technology Sloan School.

The Board has concluded that Mr. Fehsenfeld should be a director and Chairman of the Company's Board because of his significant executive experience referred to above, as well as the fact that his significant stock ownership in the Company aligns his interests with those of other shareholders.  Mr. Fehsenfeld's engineering and management training and senior leadership roles in other companies also benefit the Company.

Class III Directors - Terms Expire in 2014

Name	Age	Principal Occupation and Other Information

Bruce Bruckmann	59
Mr. Bruckmann has served as a director on our Board since 2004. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. and as an executive officer of 339 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of Citicorp Venture Capital, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc. a fitness club operator, MWI Veterinary Products, Inc., a distributor of companion and food animal veterinary products, Mohawk Industries, Ind., a floor covering manufacturer and H and E Equipment Services, Inc., a renter and distributor of industrial and construction equipment. Mr. Bruckmann also serves as a director for two private companies.

The Board has concluded that Mr. Bruckmann should be a director of the Company because of his extensive experience in investing in and advising public and private companies. His broad exposure to financing and funding issues also benefits the Company.

Carmine Falcone	66
Mr. Falcone has served as a director on our Board since March 2008. Mr. Falcone served in various operating and executive positions with Shell Group from 1968 through 2004, including roles as Executive Vice President, Oil Products, Shell Canada, as Director -- Strategic Planning for Global Oil Products, Shell International, and from 1999 to 2004 as Vice President Manufacturing and Supply, Shell Oil Products USA. Following his retirement from Shell in 2004, Mr. Falcone established CELICO Ventures LLC, a commercial real estate company, which he continues to operate. Mr. Falcone is currently Chairman of the Board of Hightowers Petroleum of Cincinnati (Fuels Distribution) and Chairman of the Board of The Plaza Group of Houston (Chemicals Marketing). Mr. Falcone also serves as a Board member for Northwest Upgrading of Calgary (Oil Sands Project). Mr. Falcone holds a Chemical Engineering degree with honors from McGill University.

The Board has concluded that Mr. Falcone should be a director of the Company because of his demonstrated skills in engineering and management with one of the world's largest and most preeminent diversified oil companies.  Mr. Falcone's expertise is also helpful to the Company in evaluating growth opportunities.

Robert W. Willmschen, Jr.	65
Mr. Willmschen has served as a director on our Board since March 2008. Mr. Willmschen served as Chief Financial Officer of Safety-Kleen from 1981 to 1997 and as Controller of Safety-Kleen from 1979 to 1981. He was Executive Vice President, Finance of ABC Rail Products Corporation for approximately one year in 1998. Since 1999, Mr. Willmschen has been engaged in managing his private investments. Mr. Willmschen also has nine years experience in public accounting, including Audit Manager with Arthur Andersen LLP.

The Board has concluded that Mr. Willmschen should be a director of the Company because of his demonstrated financial experience in the Company's industry area.  His CPA and public accounting experience is also beneficial to the Company and he is the designated financial expert for the Audit Committee of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of the Company's common stock to file initial reports of ownership and changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with during fiscal 2012, except that a sale of stock by Ms. Chaves on November 8, 2012 was filed on January 10, 2013.

 SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2013 for:

•	each director and named executive officer;

•	each person or entity who is known by us to own beneficially more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 15, 2013 through the exercise of any stock option, warrant, or other right.  The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  Unless otherwise indicated below, the address of each director and named executive officer listed below is Heritage-Crystal Clean, Inc., 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock
Non-employee Directors:
Fred Fehsenfeld, Jr. (2)	1,018,975	5.6%
Bruce Bruckmann	97,255	*
Carmine Falcone	11,299	*
Brian Recatto	1,308	*
Charles Schalliol	27,690	*
Robert Willmschen, Jr.	25,299	*

Beneficial Owners owning more than 5% of common stock (other than directors and named executive officers):
The Heritage Group (2)(3)	4,795,444	26.3%
Fehsenfeld Family Trusts (2)(4)	1,440,959	7.9%
Janus Capital Management LLC (5)	1,393,948	7.6%
Kinderhook Partners LLC (6)	940,052	5.2%

Named Executive Officers:
Joseph Chalhoub (7)	1,512,819	8.3%
Gregory Ray (8)	295,679	1.6%
John Lucks	113,035	*
Mark DeVita	6,133	*
Ellie Chaves	15,658	*
Tom Hillstrom	32,025	*

All directors and executive officers as a group (12 persons)	3,157,175	17.3%
____________

* Less than 1%

(1)
Includes the following options to purchase shares of Common Stock exercisable within sixty days of March 15, 2013: Mr. Chalhoub: 266,027 shares; Mr. Ray: 139,095 shares; Mr. Lucks: 89,084 shares; Mr. DeVita: 1,199 shares; Ms. Chaves: 9,063 shares; Mr. Hillstrom: 9,113 shares.

(2)
Based on a Schedule 13G/A filed with the SEC on February 12, 2013. Includes 10,000 shares held by Mr. Fehsenfeld's family members (specifically, his spouse and two children). Mr. Fehsenfeld disclaims beneficial ownership of the shares of common stock owned by these family members except to the extent of his pecuniary interest therein. In addition, Mr. Fehsenfeld serves as one of six trustees who together are empowered to act on behalf of The Heritage Group. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group listed in the table above except to the extent of his pecuniary interest therein, and none of the shares held by The Heritage Group are included in the shares listed in the table above as being beneficially owned by Mr. Fehsenfeld. In addition, the above amount does not include the 1,440,959 shares of Common Stock purchased by the Fehsenfeld Family Trusts, for which Mr. Fehsenfeld is one of six co-trustees, as discussed further in footnote (4) below. The address of this shareholder is 5400 West 86th Street, Indianapolis, Indiana 46268

(3)
Based on a Schedule 13G/A filed with the SEC on February 12, 2013. The Heritage Group is a general partnership formed under the laws of the State of Indiana. As discussed below in footnote (4), the Fehsenfeld Family Trusts own all of the outstanding general partner interests in The Heritage Group. None of the shares held by the Fehsenfeld Family Trusts are included in the shares listed above as being beneficially owned by The Heritage Group or by Fred Fehsenfeld. We have been advised that six trustees, acting on behalf of each of these trusts, have the duty and have been empowered to carry out the purposes of the general partnership pursuant to the Articles of Partnership. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. The address of The Heritage Group is 5400 West 86th Street, Indianapolis, Indiana 46268.

(4)
Based on a Schedule 13G/A filed with the SEC on February 12, 2013. The Fehsenfeld Family Trusts consist of 30 trusts that collectively own all of the outstanding general partner interests in The Heritage Group. We have been advised that six trustees, acting on behalf of each of these trusts, have the fiduciary duty to carry out the purposes of each separate trust, in accordance with the applicable trust agreements and the trust laws of the State of Indiana. The six trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, Amy M. Schumacher, and Jeffrey A. Laborsky. None of the shares held by Fred Fehsenfeld or The Heritage Group are included in the shares listed above as being beneficially owned by the Fehsenfeld Family Trusts. Mr. Fehsenfeld disclaims beneficial ownership of the shares of Common Stock owned by the Fehsenfeld Family Trusts except to the extent of his pecuniary interest therein. The address of each of the Fehsenfeld Family Trusts is 5400 West 86th Street, Indianapolis, Indiana 46268.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2013. The address of this shareholder is 151 Detroit St., Denver, CO 80206-4805.

(6)	Based on Schedule 13G/A filed with the SEC on January 8, 2013. The address of this shareholder is One Executive Drive, Suite 160, Fort Lee, NJ 07024.

(7)
Joseph Chalhoub has voting control over the shares held by the entity named J. Chalhoub Holdings, Ltd. and Breslube Industries Ltd., but disclaims beneficial ownership, other than to the extent of his pecuniary interest therein.

(8)	Includes shares held in trust for which Mr. Ray has voting control.

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board of Directors.  Our bylaws specify that the Board shall initially consist of seven directors, with such number thereafter to be determined from time to time by the Board.  We currently have seven directors.  Our Board of Directors has an audit committee, a compensation committee, and a nominating and governance committee (the “nominating committee”).  Fred Fehsenfeld, Jr. serves as the Chair of our Board.

Director Independence

Our Board of Directors is comprised of a majority of independent directors.  In general, the Board of Directors determines whether a director is independent by following the listing standards of the Nasdaq Global Select Market (the “Nasdaq listing standards”) in addition to other factors it may deem relevant.  The Board of Directors has determined that each of the following directors is independent: Bruce Bruckmann, Carmine Falcone, Brian Recatto, Charles E. Schalliol, and Robert W. Willmschen, Jr.

Board Meetings

The Board of Directors met seven times during fiscal 2012.  Non-management directors of the Company meet separately as a group in conjunction with regularly scheduled meetings of the Board of Directors.  Each director attended all Board and applicable committee meetings held during fiscal 2012.

The Audit Committee

The audit committee met six times in fiscal 2012.  The audit committee has functions that include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy, and results of the audit; making inquiries as to the adequacy of our accounting, financial, and operating controls; and reviewing all material related party transactions.  Mr. Willmschen is the Chair and Messrs. Falcone and Schalliol are the other members of the audit committee.  The Board of Directors has determined that Messrs. Willmschen, Falcone, and Schalliol are independent in accordance with Nasdaq listing standards and the rules and regulations of the SEC.  In addition, the Board of Directors has also determined that Mr. Willmschen is an "audit committee financial expert" in accordance with the standards established by the SEC.  The audit committee charter is attached hereto as Exhibit A. The audit committee charter is also available both on our website and in print.  See "Availability of Certain Documents."

The Compensation Committee

The compensation committee met ten times during fiscal 2012.  Mr. Schalliol is the Chair, and Messrs. Falcone and Bruckmann are the other members of the compensation committee.  All members of the compensation committee are independent in accordance with Nasdaq listing standards.

The compensation committee's responsibilities include, among other duties, the responsibility to:

•
review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of executive officers in light of those goals and objectives, and recommend the compensation level of executive officers based on this evaluation.  The compensation and performance of the Chief Executive Officer is also then reviewed with and subject to approval by the Board;

•administer incentive compensation plans and equity-based plans established or maintained by the Company from time to time, including the 2008 Omnibus Incentive Plan;

•review succession plans concerning positions held by corporate officers; and

•recommend to the Board the compensation for Board members.

The compensation committee charter is available both on our website and in print.  See "Availability of Certain Documents."

A description of the Company's processes and procedures for the consideration and determination of executive compensation is included in the section entitled "Compensation Discussion and Analysis" below.

The Nominating Committee

The nominating committee met two times during fiscal 2012.  Mr. Falcone is the Chair, and Messrs. Recatto and Schalliol are the other members of the nominating committee.   All the members of the nominating committee are independent in accordance with Nasdaq listing standards.  The role of the nominating committee is to develop and recommend to our Board criteria for Board and committee membership, review the qualifications of candidates for director, nominate candidates for election to our Board, oversee our corporate governance policies and practices, develop and recommend to our Board corporate governance guidelines, and oversee a review of the performance of our Board and its committees at least annually.  The nominating committee charter is available both on our website and in print.  See "Availability of Certain Documents."

Annual Meeting Attendance Policy

The Company expects all Board members to attend the annual meeting of shareholders, but from time to time other commitments may prevent all directors from attending each meeting.  All of our directors attended our annual meeting of shareholders in fiscal 2012.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, no executive officer of the Company served on the Board of Directors or compensation committee of any other company with respect to which any member of the compensation committee was engaged as an executive officer.  No member of the compensation committee was an officer or employee of the Company during fiscal 2012, and no member of the compensation committee was formerly an officer of the Company.

Director Nominations

The nominating committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination.  The nominating committee considers recommendations of potential candidates from current directors, management, and shareholders.  Shareholders' nominations for directors must be made in writing and include the nominee's written consent to the nomination and sufficient background information on the candidate to enable the nominating committee to assess his or her qualifications.

For consideration at the 2014 Annual Meeting, director nominations must be delivered to the Secretary of the Company no later than the close of business on February 1, 2014, but no earlier than the close of business on January 2, 2014.

Article II, Section 9 of our bylaws sets forth the process for submitting director nominations.  Notice of nomination must include: (i) with respect to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); (ii) the name and address of the shareholder who intends to make the nomination (including the beneficial owner, if any, on whose behalf the proposal is made) as they appear on the Company's books, (iii) the number of shares of common stock owned beneficially and of record by such shareholder submitting the nomination (including those owned by the beneficial owner, if any, on whose behalf the proposal is made) as of the date such notice is given, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; and (v) if the shareholder intends to solicit proxies in support of such stockholder's proposal, a representation to that effect.

Although neither the nominating committee nor the Board has a diversity policy, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise.  The nominating committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.  Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the nominating committee and the Board to ensure they remain pertinent and robust.

As provided in its charter, the nominating committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and in evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent Board members, and shareholders.

The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement.

Communications with the Board

Shareholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board of Directors, an individual director or directors, or Chair of the nominating committee with respect to the non-management directors c/o Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123.

The Board has instructed the Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondences that are inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions), and personal grievances.  However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.

With oversight from the Audit Committee, we have established procedures to receive, retain, and address employee complaints submitted to Heritage-Crystal Clean, Inc. regarding the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (collectively, “Accounting Matters”) and the confidential, anonymous submission by employees of concerns regarding Accounting Matters.  The Policy on Complaint Procedures for Accounting and Audit Matters is available on our website at www.crystal-clean.com under "Investor Relations" and "Corporate Governance."  See "Availability of Certain Documents."

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics that applies to all executive officers, directors, and employees.  The Code of Business Conduct and Ethics defines each individual's obligations when representing the Company.  The Company's Code of Business Conduct and Ethics is available both on the Company's website and in print.  See "Availability of Certain Documents."

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability, and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of the Company and its shareholders.  We do not have a lead independent director.

The Company has established a risk management committee composed of four to five members of senior management.  The goal of the risk management committee is to continually evaluate the risks of the business in order to ensure potential exposure is addressed in a timely manner.  The committee meets three to four times per year and provides regular updates to the Board or committees of the Board as so instructed.

The Board's role in the Company's risk oversight process includes receiving regular reports from the risk management committee on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.  The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management, and risk mitigation strategies.  The Company's compensation committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements.  The audit committee oversees management of financial risks and potential conflicts of interest.  The nominating committee manages risks associated with the independence of the Board of Directors.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to the Company's formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.  The Company's risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.  As a result, the Board of Directors (and its committees) periodically asks the Company's executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability. The Company has reviewed its compensation policies and practices for its employees and does not believe such policies and practices encourage individuals to take unreasonable risks and has determined that any risks arising from the compensation programs are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership or Anti-Hedging Policy

The Company does not have any equity or other security ownership guidelines or any anti-hedging policy. Each of our executive officers owns equity in our Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objective

The objective of our executive compensation program is to attract and retain the best suited individuals with the knowledge and capability to run our business to achieve the performance expectations set by our shareholders.  Our philosophy is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value.  Our philosophy is also to keep the executive officer compensation program well-defined and easily understood.  Our compensation committee determines the amount of each element of compensation, as well as the overall mix of compensation elements, based on our objective of recruiting and retaining valuable employees and remaining competitive within our industry.  Our compensation committee makes compensation determinations in accordance with information that its members have gathered in their many years of industry experience.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss the compensation packages and fiscal 2012 compensation of Joseph Chalhoub, our Founder, President, and Chief Executive Officer; Gregory Ray, our Chief Operating Officer and Secretary; John Lucks, our Senior Vice President of Sales and Marketing; Mark DeVita, our Chief Financial Officer; Ellie Chaves, our Vice President of Sales and Vice President of Oil; and Tom Hillstrom, our Vice President of Operations. These officers constituted all of our executive officers in fiscal 2012 and constituted our “named executive officers” for fiscal 2012. Further details relating to the compensation paid to our named executive officers in fiscal 2012 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Compensation Committee

The compensation committee determines and approves the compensation of our executive officers.  The compensation committee is appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers.

The agenda for each meeting of the compensation committee is determined by its Chair. The compensation committee had ten meetings in fiscal 2012. Mr. Chalhoub, our Founder, President, and Chief Executive Officer, participated in compensation committee meetings, other than certain meetings in which his compensation was discussed, to provide an assessment of the performance of each named executive officer and to provide recommendations of compensation. Once the compensation committee determined Mr. Chalhoub's compensation for fiscal 2012, Mr. Chalhoub had the opportunity to discuss his compensation with the compensation committee.

Our compensation committee annually reviews the compensation of each of our executive officers and makes recommendations to our Board of Directors for approval.  In 2012, the compensation committee engaged Towers Watson and Buck Consultants to conduct an extensive analysis of the executive compensation.  The compensation consultant compared the compensation against two sets of peer groups.  The first group was an industry peer group representing companies in the environmental and facilities services industry.  The companies selected were of similar size and scope as us while also reflecting the growth aspirations in our business plan.  The industry peer group was a small group as there are a limited number of direct competitors of similar size.  Consequently, the consultant created a second peer group.  The second peer group consisted of similarly sized companies with business models of selling or renting and servicing equipment on a regular basis as well as being in the market for executives with similar talents and skills geared to high-growth companies.

The first peer group consisted of the following companies:

Casella Waste Systems Inc.     CECO Environmental Corp.    Perma-fix Environmental Services
US Ecology, Inc.

The second peer group consisted of the following companies:

3D Systems Corp	Exterran Partners, L.P.	Mitcham Industries Inc.	Symyx Technologies Inc.
Armtech Systems Inc.	Fortress International Group, Inc.	Natural Gas Services Group	T-3 Energy Services, Inc.
Atwood Oceanics	Industrial Services Amer Inc.	Omni Energy Services Corp.	Tesco Corp.
Drill-Quip Inc.	LMI Aerospace Inc.	Standard Parking Corp.

The compensation committee used the compensation analysis provided by the outside compensation consultant engaged by the compensation committee in setting fiscal 2012 compensation. In addition to the information provided by the compensation consultants, the members of the compensation committee used their collective knowledge and experience, together with the experience of other Board members, regarding the compensation standards in the industry in which the Company operates to establish compensation for each named executive officer. Based on these factors and the relatively minor pay increases in the prior years, the compensation committee adjusted fiscal 2012 base salaries more significantly than in prior years.

The compensation committee has determined that no conflict of interest exists with its compensation consultants, although it was disclosed that Buck Consultants provides compensation consulting services to The Heritage Group and Calumet Specialty Products Partners, LP from time to time. Fred Fehsenfeld, our chairman, is the Chairman of the Board of Calumet Specialty Products Partners, LP and affiliated with The Heritage Group, which owns 26.3% of our outstanding common stock.

Components of Executive Compensation

Our executive officer compensation program has the following components:

Base Pay

Base pay is intended to provide our executives with recurring compensation that reflects our size as well as the employment market for our executive officers.  Each executive's individual experience, responsibilities, and performance are also taken into consideration.  Base salary also takes total salary into consideration to ensure that our philosophy regarding overall compensation is maintained.  The base pay component of compensation is reviewed annually by the compensation committee.  The compensation committee generally bases salary increases on the growth and performance of the Company, individual job performance, and the Company's objectives described above under “Compensation Discussion and Analysis - Executive Compensation Objective.”  The allocation of total compensation between base salary and other components of compensation is determined by the compensation committee in accordance with information that the members have gathered in their many years of industry experience and based upon the compensation committee's assessment of what form of compensation will more effectively motivate the performance of each named executive officer to generate growth of the Company.  In fiscal 2012, based on a review of peer group company executive officer salaries and after taking into account the total compensation package of each executive officer, the compensation committee increased the base salary of the named executive officers, as the Company's executive officer salaries were on average lower than the salaries of officers at peer companies. In addition, Mr. Chalhoub provided an assessment of the performance of each named executive officer and provided recommendations of compensation. Mr. Ray, Mr. DeVita, and Ms. Chaves also received larger base salary increases as a result of increased responsibility in fiscal 2012.

Non-Equity Incentive Plan Compensation

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Performance-Based Annual Incentive Plan, which we refer to as the Annual Incentive Plan.  The Annual Incentive Plan is administered by the compensation committee.  Under the Annual Incentive Plan, the compensation committee has the authority to grant annual incentive awards to our executive officers or other key employees.  Each annual incentive award will be paid out of an incentive pool established for a performance period.  Typically, the performance period is our fiscal year.  The compensation committee will establish a target bonus amount to each designated participant for each performance period as a percentage of his or her base pay.  Each participant's incentive award is determined by the compensation committee based on a percentage of the participant's base salary and attainment of specified performance measures subject to adjustment in the sole discretion of the compensation committee.  In no event may the target as a percentage of base pay for a participant who is a covered employee for purposes of Section 162(m) of the Code be increased in any way after it has been allocated, but such portion may be decreased by the compensation committee.

In fiscal 2012, the compensation committee set target cash bonuses as a percentage of each executive officer's base pay. The compensation committee determined that bonuses under the 2012 annual incentive plan should be based upon net income of the Company.

	Threshold	Target	Maximum
Net Income	$2.4 million	$11.5 million	$14.9 million
Award Payout (Percentage of Target)	—%	100%	135%

The compensation committee determined that the aggregate 2012 cash bonus pool would have an aggregate threshold, target, and maximum of $0; $1.1 million; and $1.5 million, respectively. In fiscal 2012, the compensation committee allocated Annual

Incentive Plan bonuses based upon the following target percentages of base pay to the named executive officers: 60% to Joseph Chalhoub, 50% to Gregory Ray, 50% to John Lucks, 35% to Mark DeVita, 45% to Ellie Chaves, and 20% to Tom Hillstrom. In fiscal 2012, net income was $2.3 million. Because the Company did not meet the target for net income, no bonuses were awarded under the Annual Incentive Plan in fiscal 2012.

A bonus pool of $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers, based upon the recommendations of Mr. Chalhoub. In fiscal 2013, Mr. Hillstrom received $30,000 as a discretionary bonus for his performance in fiscal 2012. No other named executive officers received a discretionary bonus for fiscal 2012 performance. In addition, the compensation committee also awarded a special bonus to Mr. Hillstrom in fiscal 2012 of $45,600 for his assistance with the completion of the used oil re-refinery.

The following table sets forth the allocations and amounts paid out as a cash bonus under the Annual Incentive Plan to the named executive officers in fiscal 2011 and fiscal 2012:

					Fiscal 2012 Annual Incentive Bonus
	Fiscal 2011 Non-discretionary Percentage of Cash Bonus Pool	Total Annual Incentive Bonus Fiscal 2011		Fiscal 2012 Non-discretionary Percentage of Employee's Base Pay	Threshold	Target	Maximum	Actual	Other
Joseph Chalhoub	14.5%	$70,809		60%	—	$258,000	$348,300	—	—
Gregory Ray	7.4%	$36,300		50%	—	$125,000	$168,750	—	—
John Lucks	8.9%	$68,600	(1)	50%	—	$145,000	$195,750	—	—
Mark DeVita	1.0%	$4,900		35%	—	$70,000	$94,500	—	—
Ellie Chaves	5.0%	$24,500		45%	—	$99,000	$133,650	—	—
Tom Hillstrom	5.0%	$30,500	(2)	20%	—	$38,000	$51,300	$30,000	$45,600	(3)
(1) Includes $25,000 awarded to Mr. Lucks under the $50,000 bonus pool under the Annual Incentive Plan allocated for discretionary bonuses to officers of the Company for fiscal 2011 performance based upon the recommendations of Mr. Chalhoub.
(2) The actual amount for fiscal 2011 set forth in the table includes $24,500 awarded to Mr. Hillstrom as part of his 2011 Incentive Bonus as well as $6,000 awarded in 2011 for his participation in the construction of the used oil re-refinery.
(3) The amount included for fiscal 2012 set forth in the table includes $30,000 awarded to Mr. Hillstrom as a discretionary bonus. It also includes $45,600 awarded for Mr. Hillstrom's work on the used oil re-refinery.

In February 2013, the compensation committee established incentive targets for fiscal 2013. Under the 2013 annual incentive plan, bonuses will be based upon net income targets. The compensation committee determined that the aggregate amount of 2013 cash bonuses would be based upon certain net income performance goals. In addition, a bonus pool of $50,000 was allocated for discretionary bonuses to officers of the Company, including named executive officers. The compensation committee allocated Annual Incentive Plan bonuses based upon the following target percentages of base salary to the named executive officers: 58% to Joseph Chalhoub, 48% to Gregory Ray, 48% to John Lucks, 35% to Mark DeVita, 43% to Ellie Chaves, and 20% to Tom Hillstrom. The percentages of base pay were similar to those in fiscal 2012, except that some officers' percentages were decreased slightly in order to allow for additional participants in the Annual Incentive Plan.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership.  As co-owners of our business, we believe that each of our executive officers has a significant financial interest in the long-term success of our company.  We have encouraged employees to purchase equity interests in our Company and determine the amount of long-term equity compensation to be offered to the employee based upon job responsibilities, years of service, and employee reviews.  We believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate, and retain qualified and talented executives.

We believe that our long-term equity compensation program achieves the goal of aligning the executives' compensation with our long-term growth, and thus aligns the executives' interests with our stockholders' interests.  We adopted the 2008 Omnibus Incentive Plan (the “Omnibus Plan”) in connection with our initial public offering in fiscal 2008.  The Omnibus Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders.  It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of our company.  The Omnibus Plan is administered by our compensation committee.  The aggregate number of shares of our common stock that may be issued under the Omnibus Plan can not exceed 1,902,077 (subject to the adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, or similar transaction).  No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock.  Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, deferred stock units, or DSUs, performance shares, performance cash awards, and other stock or cash awards.  The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock award, or other stock or cash award.  The term of any award made under this plan cannot be longer than ten years.

We intend to make annual grants of equity to our executive officers under our Omnibus Plan.  We do not have any formal policy with respect to allocations between stock options and restricted stock awards.  We believe that stock options and restricted stock awards align employees' interests with stockholders.  For the 2012 Long Term Incentive Plan ("LTIP"), the compensation committee allocated a pool for granting stock awards based on the fair market value of the awards on the date of grant. Based on the fair market value of the Company's common stock on the date of grant, the actual shares awarded under the 2012 LTIP would change, but the pool would remain a set dollar amount based on the financial performance of the Company in fiscal 2012. In the first quarter of fiscal 2012, each LTIP participant was given a target amount of the pool as a percentage of his or her base pay. The long-term incentive award targets were based upon the Company's business plan. The overall targets were based upon net income of the Company.

	Threshold	Target	Maximum
Net Income	$2.4 million	$11.5 million	$14.9 million
Award Payout (Percentage of Target)	—%	100%	135%

In fiscal 2012, since net income was $2.3 million, no awards were granted under the LTIP.

The following table sets forth the percentage of the 2012 LTIP that was designated to each of the named executive officers compared to certain information from 2011:

					Fiscal 2012 Dollar Value of Restricted Shares to be Awarded (1)
	Fiscal 2011 Percentage of Restricted Stock Pool	Fiscal 2011 Restricted Stock Awards		Fiscal 2012 Percentage of Employee's Base Pay	Threshold	Target	Maximum	Actual
Joseph Chalhoub	22.6%	13,435		90%	—	$387,000	$522,450	—
Gregory Ray	12.1%	7,223		70%	—	$175,000	$236,250	—
John Lucks	9.9%	5,910		70%	—	$203,000	$274,050	—
Mark DeVita	1.2%	719		40%	—	$80,000	$108,000	—
Ellie Chaves	6.6%	3,940		50%	—	$110,000	$148,500	—
Tom Hillstrom	3.9%	6,324	(2)	30%	—	$57,000	$76,950	—
(1) The Long Term Incentive Plan authorized restricted stock awards of a certain fair market value on the date of grant. As no awards were granted, the possible awards are shown in this table at the fair market value the compensation committee had authorized.
(2) On October 20, 2011, Mr. Hillstrom received an additional 4,026 restricted stock awards as compensation for his role in constructing the used oil re-refinery. These awards vest in equal amounts over three years starting on January 1, 2012. In addition, Mr. Hillstrom also received 2,298 restricted shares as part of the Company's 2011 LTIP.

In February 2013, the compensation committee set targets for the fiscal 2013 LTIP. Under the 2013 LTIP, stock compensation will be awarded based upon net income targets. The compensation committee determined that the aggregate amount of 2013 share-based compensation would be based on certain net income performance goals. The compensation committee allocated the following LTIP bonus amounts based upon target percentages of base salary for the named executive officers: 85% to Joseph Chalhoub, 65% to Gregory Ray, 65% to John Lucks, 40% to Mark DeVita, 45% to Ellie Chaves, and 30% to Tom Hillstrom. The percentages of base pay were similar to those in fiscal 2012, except that some officers' percentages were decreased slightly in order to allow for additional participants in the LTIP.

Other Compensation

Our Non-Qualified Deferred Compensation Plan

In connection with our initial public offering in fiscal 2008, we adopted the Heritage-Crystal Clean, Inc. Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees and non-employee directors the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code.  Under the plan, all non-employee directors will be permitted to make an irrevocable election to defer the receipt of all or a portion (not less than 25%) of their annual retainer and/or meeting fees into a nonqualified, unfunded deferred compensation plan.  In addition, select employees will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus.  We may make discretionary contributions to participants' deferred accounts.  The plan administrator shall select one or more investment funds that will be used to credit participants' deferral accounts with income and gains and charge deferral accounts with losses, expenses, and distributions.  Distribution of funds from deferral accounts to participants shall be made according to distribution dates specified by the participant.  Payment of the vested portion of a participant's deferral account shall be made in cash in the form of a single lump sum or a series of annual installments over a period not exceeding ten years.  None of our executive officers are currently participating in the deferred compensation plan.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of Messrs. Chalhoub, Lucks, Ray, and Hillstrom.  The employment agreements with Messrs. Chalhoub, Lucks, and Ray provide for severance payments and continuation of benefits upon termination of employment.  Mr. Hillstrom's employment agreement does not entitle him to any cash severance or continuation of benefits.  See “Employment Agreements and Potential Payments upon Termination or Change-In-Control.”

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration.  Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.  Section 162(m) did not prevent us from receiving a tax deduction in fiscal 2012 for the compensation paid to our named executive officers.  While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

We expense equity awards in accordance with FASB ASC Topic 718.  Like many of the companies with whom we compete, we have taken measures to ensure that our equity granting practice remains competitive.

Advisory Votes on Executive Compensation

At the Annual Meeting, shareholders are being asked to consider a resolution to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote, commonly referred to as a “say-on-pay” advisory vote, will not be binding on the Board. However, the Board will review and thoughtfully consider the voting results when determining compensation policies and making future decisions concerning the compensation of our named executive officers. Any impact from the 2013 voting results will be disclosed in the proxy statement to be filed in connection with the 2014 annual meeting of shareholders. At the 2012 Annual Meeting of Shareholders, in an advisory vote, the shareholders approved the compensation paid to our named executive officers in fiscal 2011, and the compensation committee took this shareholder approval into account when determining fiscal 2012 compensation.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management.  Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Charles E. Schalliol, Chair
Carmine Falcone, member
Bruce Bruckmann, member

The Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 29, 2012, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

NAMED EXECUTIVE OFFICER COMPENSATION

The following table sets forth the aggregate amounts of compensation paid by us during the fiscal years ended December 29, 2012, December 31, 2011, and January 1, 2011, respectively, for services rendered by our Chief Executive Officer, our Chief Financial Officer, and our other named executive officers.

Summary Compensation Table

					Non-Equity
					Incentive	All
Name and				Stock	Plan	Other
Principal		Salary	Bonus	Awards	Compensation	Compensation
Position	Fiscal Year	($)	$	($)(1)	($)(2)	($)(3)	Total ($)
Joseph Chalhoub,	2012	$412,706	—	—	—	$10,112	$422,818
President, and Chief	2011	$363,875	—	$297,048	$70,809	$10,138	$741,870
Executive Officer	2010	$355,000	—	$286,249	$86,700	$10,112	$738,061

Gregory Ray,	2012	$243,119	—	—	—	$10,312	$253,431
Chief Operating	2011	$205,275	—	$159,701	$36,300	$10,138	$411,414
Officer, Secretary	2010	$195,500	—	$131,203	$46,400	$9,369	$382,472

John Lucks,	2012	$283,343	—	—	—	$10,312	$293,655
Senior Vice President	2011	$246,730	—	$130,670	$68,600	$9,954	$455,954
of Sales and Marketing	2010	$221,200	—	$131,203	$54,200	$9,096	$415,699

Mark DeVita,	2012	$193,846	—	—	—	$8,193	$202,039
Chief Financial Officer	2011	$143,642	—	$15,897	$4,900	$5,894	$170,333
	2010	$134,249	—	$12,597	$3,700	$5,465	$156,011

Ellie Chaves,	2012	$212,308	—	—	—	$9,797	$222,105
Vice President of Sales;	2011	$169,231	—	$87,113	$24,500	$8,285	$289,129
Vice President Oil	2010	$150,000	—	$59,641	$29,100	$7,060	$245,801

Tom Hillstrom,	2012	$187,577	$45,600	—	$30,000	$10,312	$273,489
Vice President of	2011	$174,250	—	$117,359	$30,500	$8,603	$330,712
Operations	2010	$170,000	—	$41,748	$26,200	$7,904	$245,852
____________

(1)
The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Footnote 14 to the Company's Annual Report on Form 10-K for fiscal 2012. Amounts for fiscal 2011 reflect restricted stock awards granted in February 2012 based on the Company's fiscal 2011 performance. Amounts for fiscal 2010 reflect restricted stock awards granted in March 2011 based on the Company's fiscal 2010 performance. See "- Compensation Discussion and Analysis- Long-term Equity Compensation" for more information regarding these stock awards. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized. See also “Grants of Plan Based Awards in Fiscal 2012” for information regarding the vesting of the stock awards.

(2)
The non-equity incentive plan compensation earned in fiscal 2011, and 2010 was paid in March 2012, and 2011, respectively. Mr. Hillstrom's 2012 non-equity incentive plan compensation consisted of $45,600 paid in 2012 related to his work on the used oil re-refinery and $30,000 paid in March 2013. See “-Compensation Discussion and Analysis - Components of Executive Compensation - Non-Equity Incentive Plan Compensation” for more information.

(3)	The compensation represented by the amounts set forth in the “All Other Compensation” column for the named executive officers are detailed in the following table:

	Name	Year	Company	Long-term Disability	Total
			401(k) Match (a)	Insurance Premium Payment
	Joseph Chalhoub	2012	$9,800	$312	$10,112
		2011	$9,800	$338	$10,138
		2010	$9,800	$312	$10,112

	Gregory Ray	2012	$10,000	$312	$10,312
		2011	$9,800	$338	$10,138
		2010	$9,057	$312	$9,369

	John Lucks	2012	$10,000	$312	$10,312
		2011	$9,616	$338	$9,954
		2010	$8,784	$312	$9,096

	Mark DeVita	2012	$7,959	$234	$8,193
		2011	$5,894	$—	$5,894
		2010	$5,465	$—	$5,465

	Ellie Chaves	2012	$9,485	$312	$9,797
		2011	$7,947	$338	$8,285
		2010	$6,748	$312	$7,060

	Tom Hillstrom	2012	$10,000	$312	$10,312
		2011	$8,265	$338	$8,603
		2010	$7,592	$312	$7,904

(a)
Since Mr. Chalhoub is a citizen of Canada, the Compensation Committee makes his Company match payment into a registered retirement savings plan (RRSP) as a substitute for the contribution due him under the Company's 401(k) benefit plan.

Grants of Plan-Based Awards in Fiscal 2012

The table below sets forth specific information with respect to each grant of an award made under any of our plans to our named executive officers for performance in fiscal year 2012.

		Estimated Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Awards	Estimated Payouts Under Equity Incentive Plan Awards (2)				Grant Date Fair Value of Stock Awards

Name	Type of Award	Threshold	Target	Maximum			Threshold	Target	Maximum

Joseph Chalhoub	Restricted Stock						—	$387,000	$522,450	—
	Non-equity incentive bonus	—	$258,000	$348,300
Gregory Ray	Restricted Stock						—	$175,000	$236,250	—
	Non-equity incentive bonus	—	$125,000	$168,750
John Lucks	Restricted Stock						—	$203,000	$274,050	—
	Non-equity incentive bonus	—	$145,000	$195,750
Mark DeVita	Restricted Stock						—	$80,000	$108,000	—
	Non-equity incentive bonus	—	$70,000	$94,500
Ellie Chaves	Restricted Stock						—	$110,000	$148,500	—
	Non-equity incentive bonus	—	$99,000	$133,650
Tom Hillstrom	Restricted Stock						—	$57,000	$76,950	—
	Non-equity incentive bonus	—	$38,000	$51,300	$75,600	(3)

(1)
Reflects the targeted amounts of non-equity incentive plan awards under the 2012 Management Incentive Plan. No amounts were paid out for fiscal 2012 performance under the Management Incentive Plan. See “Compensation Discussion and Analysis - Non-Equity Incentive Plan Compensation” for more information about these amounts.

(2)
Reflects the targeted dollar amounts of equity incentive plan awards under the 2012 Long Term Incentive Plan. No shares were granted under the 2012 Long Term Incentive Plan based on fiscal 2012 performance.

(3)
The amount included for fiscal 2012 set forth in the table includes $30,000 awarded to Mr. Hillstrom as a discretionary bonus. It also includes $45,600 awarded for Mr. Hillstrom's work on the used oil re-refinery.

Outstanding Equity Awards at 2012 Fiscal Year End

The table below includes certain information with respect to stock options and stock awards previously awarded to our named executive officers that were outstanding as of December 29, 2012.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
			Exercisable (#)	Unexercisable (#)
Joseph Chalhoub	3/17/2008		254,590	—	$11.50	3/17/2018
	3/25/2009	(1)	—	11,437	$7.33	3/25/2019
	3/4/2011	(2)					16,104	$239,950
	2/29/2012	(4)					13,435	$200,182
Gregory Ray	3/17/2008		127,264	—	$11.50	3/17/2018
	3/25/2009	(1)	8,873	2,958	$7.33	3/25/2019
	3/4/2011	(2)					7,382	$109,992
	2/29/2012	(4)					7,223	$107,623
John Lucks (3)	3/17/2008		82,164	—	$11.50	3/17/2018
	3/25/2009	(1)	3,315	3,605	$7.33	3/25/2019
	3/4/2011	(2)					7,382	$109,992
	2/29/2012	(4)					5,910	$88,059
Mark DeVita	3/25/2009	(1)	599	600	$7.33	3/25/2019
	3/4/2011	(2)					709	$10,564
	2/29/2012	(4)					719	$10,713
Ellie Chaves	3/17/2008		2,252	—	$11.50	3/17/2018
	3/25/2009	(1)	5,108	1,703	$7.33	3/25/2019
	3/4/2011	(2)					3,356	$50,004
	2/29/2012	(4)					3,940	$58,706
Tom Hillstrom	3/17/2008		5,631	—	$11.50	3/17/2018
	3/25/2009	(1)	6,835	2,278	$7.33	3/25/2019
	3/4/2011	(2)					2,349	$35,000
	10/22/2011	(2)					2,684	$39,992
	2/29/2012	(4)					2,298	$34,240

(1)	These options gradually vest one-fourth each year, starting with the first anniversary from the grant date. The remaining unvested stock options will vest on March 25, 2013.

(2)	These shares vest in equal amounts over three years starting on January 1, 2012.

(3)
On January 31, 2012, option awards held by Mr. Lucks were modified from their original terms so that, upon the death or permanent disability of the optionee, the optionee's estate would have until the expiration date of the options to exercise the award.

(4)	These shares vest in equal amounts over three years starting on January 1, 2013.

Option Exercises and Stock Vested in Fiscal 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)

Joseph Chalhoub	111,437	$1,149,140	8,052	$133,341
Gregory Ray	—	—	3,690	$61,106
John Lucks	30,600	$306,201	3,690	$61,106
Mark DeVita	—	—	354	$5,862
Ellie Chaves	—	—	1,677	$27,771
Tom Hillstrom	—	—	2,516	$41,665

(1)
The dollar value realized upon the exercise of stock options represents the pre-tax difference (fair market value of the Company's common stock on the exercise date minus the exercise price of the options) multiplied by the number of shares of common stock covered by the stock options exercised.

(2)
The dollar value realized represents the pre-tax value received upon the vesting of the stock awards. The value realized is based upon the closing price of the Company's common stock on the Nasdaq stock exchange on the vesting date, January 1, 2012.

Employment Agreements and Potential Payments upon Termination or Change-In-Control

 Agreements with Mr. Chalhoub

We have entered into an employment agreement with Joseph Chalhoub, our Founder, President, Chief Executive Officer and Director.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Chalhoub is entitled to a minimum annual base salary of $430,000, plus benefits and reimbursement of reasonable business expenses.  Mr. Chalhoub's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Chalhoub is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Chalhoub and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Chalhoub's employment without cause, we are required to provide 90 days' notice and pay Mr. Chalhoub severance in an amount equal to one times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Chalhoub is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Chalhoub upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Chalhoub resigns for good reason or within one year of a change in control, Mr. Chalhoub is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Chalhoub's employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Chalhoub has agreed not to compete with us in various markets for one year after he is no longer our employee.

Agreements with Mr. Lucks

We have entered into an employment agreement with John Lucks, our Senior Vice President of Sales and Marketing.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Lucks is entitled to a minimum annual base salary of $290,000, plus benefits and reimbursement of reasonable business expenses.  Mr. Luck's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Lucks is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Lucks and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Lucks's employment without cause, we are required to provide 90 days' notice and pay Mr. Lucks severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Lucks is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Lucks upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Lucks resigns for good reason or within one year of a change in control, Mr. Lucks is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Lucks's employment agreement, good reason is defined to include diminished status or responsibilities.  Mr. Lucks has agreed not to compete with us in various markets for two years after he is no longer our employee.

Agreements with Mr. Ray

We have entered into an employment agreement with Gregory Ray, our Chief Operating Officer and Secretary.  The agreement automatically renews for successive one year renewal terms every year until either party delivers notice of termination at least 30 days prior to the first day of the applicable renewal term.  Under the agreement, Mr. Ray is entitled to a minimum annual base salary of $250,000, plus benefits and reimbursement of reasonable business expenses.  Mr. Ray's employment agreement, by its terms, is deemed to be automatically amended upon each base salary increase approved by the Board of Directors.  Mr. Ray is also entitled to an annual bonus payable out of a cash bonus pool for Mr. Ray and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  In the event that we terminate Mr. Ray's employment without cause, we are required to provide 90 days' notice and pay Mr. Ray severance in an amount equal to two times his base salary plus any bonus that he received in the most recently completed fiscal year, as well as full reimbursement for the cost of maintaining COBRA continuation coverage or its equivalent for the greater of one year or until Mr. Ray is fully covered by a subsequent employer health care plan.  Under the agreement, we may terminate Mr. Ray upon 30 days' notice for cause which is defined to include the continued willful or grossly negligent failure to perform duties; breach of the non-competition and non-disclosure agreement; commission of fraud; non-adherence to our drug and substance abuse policies; and the conviction of certain categories of felony offenses.  In the event that Mr. Ray resigns for good reason or within one year of a change in control, Mr. Ray is entitled to receive the same severance that he would be entitled to if he were to have been terminated by the Company without cause.  Under Mr. Ray's employment agreement, good reason is defined to include diminished status or responsibilities or if Mr. Ray is no longer directly reporting to Mr. Chalhoub.  Mr. Ray has agreed not to compete with us in various markets for two years after he is no longer our employee.

 Agreements with Mr. Hillstrom

We have entered into an employment agreement with Mr. Hillstrom, under which Mr. Hillstrom serves as our Vice President of Operations.  Mr. Hillstrom is not entitled to any cash severance or continuation of benefits.  Mr. Hillstrom's employment agreement does not set a minimum base salary.  Mr. Hillstrom is entitled to an annual bonus payable out of a cash bonus pool for Mr. Hillstrom and other key management personnel, as determined by our Board of Directors at the end of each calendar year.  Mr. Hillstrom has agreed not to compete with us in various markets for one year after he is no longer our employee.

We have not entered into employment agreements with Mr. DeVita or Ms. Chaves.

Potential Payments upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment arrangement with the Company.  The amount of compensation payable to each named executive officer upon termination by the Company without cause, resignation by the executive for good reason, resignation by the executive without good reason, termination by the Company for cause, or termination by the Company in the event of disability or death of the person is shown below.  The amounts shown assume that such termination was effective as of December 29, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination.  The actual amounts to be paid out can only be determined at the time of termination.  The payments set forth below are in partial consideration of the non-competition provisions described in the above summaries of the employment agreements for each named executive officer. Payments due upon a change in control are discussed above under “Employment Agreements and Potential Payments upon Termination or Change-In-Control.” For each named executive officer, upon a change of control, all outstanding unvested options and stock awards shall vest and become exercisable.

Name				Bonus (6)		Fair Value of Unvested Stock and Option Awards (2)
		Base Salary			Benefit Continuation (1)		Total
Joseph Chalhoub
	without cause	$430,000		—	$13,552		$443,552
	for change in control	$430,000		—	$13,552	$526,709	$970,261
	for good reason	$430,000		—	$13,552		$443,552
	without good reason	$35,833	(3)				$35,833
	for cause	$35,833	(3)				$35,833
	disability	$430,000		—	$13,552	$440,131	$883,683
	death			—		$440,131	$440,131
Gregory Ray
	without cause	$500,000	(4)	—	$13,552		$513,552
	for change in control	$500,000		—	$13,552	$240,007	$753,559
	for good reason	$500,000	(4)	—	$13,552		$513,552
	without good reason	$20,834	(3)				$20,834
	for cause	$20,834	(3)				$20,834
	disability	$250,000		—	$13,552	$217,615	$481,167
	death	$500,000		—		$217,615	$717,615
John Lucks
	without cause	$580,000	(4)	—	$13,552		$593,552
	for change in control	$580,000		—	$13,552	$225,341	$818,893
	for good reason	$580,000	(4)	—	$13,552		$593,552
	without good reason	$24,167	(3)				$24,167
	for cause	$24,167	(3)				$24,167
	disability	$290,000		—	$13,552	$198,051	$501,603
	death	$580,000		—		$198,051	$778,051
Mark DeVita (5)
	for change in control					$25,819	$25,819
	disability					$21,277	$21,277
	death					$21,277	$21,277
Ellie Chaves (5)
	for change in control					$121,602	$121,602
	disability					$108,710	$108,710
	death					$108,710	$108,710
Tom Hillstrom (5)
	for change in control					$126,476	$126,476
	disability					$109,232	$109,232
	death					$109,232	$109,232
___________

(1)	Entitled to the greater of one year of COBRA reimbursement or until fully covered by a subsequent employer's health care plan.

(2)
Reflects the value of unvested stock awards and, with respect to the change in control, unvested stock options based upon the closing market price of the Company's common stock of $14.90 on December 29, 2012.

(3)	Entitled to base salary through notice period which is a minimum of 30 days.

(4)
Upon termination without cause by the Company or termination for good reason by Messrs. Lucks or Ray, Messrs. Lucks and Ray are entitled to two times their base salary of $290,000 and $250,000, respectively, plus the other amounts listed in the table above.

(5)	Mr. DeVita, Ms. Chaves, and Mr. Hillstrom are not entitled to any cash severance or continuation benefits.

(6)	No bonuses were awarded under the Annual Incentive Plan in fiscal 2012, therefore no bonus amounts would be payable upon termination.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board.  Our non-employee directors receive annual cash compensation of $47,500 and restricted stock awards having a value of $47,500 on the date of grant.  The Chair of the audit committee receives an additional $15,000 annual cash retainer and the Chairs of the compensation and nominating committees each receive an additional $10,000 cash retainer.  The restricted stock awarded to directors vests one year after the date of grant.  We also reimburse the directors for reasonable expenses that they incur in attending Board or committee meetings and have entered into indemnification agreements with each of our directors.

In fiscal 2012, we provided the following compensation to non-employee directors.  Mr. Chalhoub is a director, but receives no director-related compensation since he is an employee.
 ____________

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total(3)
Bruce Bruckmann	$41,875	$41,875	$83,750
Carmine Falcone	$50,625	$41,875	$92,500
Fred Fehsenfeld Jr.	$41,875	$41,875	$83,750
Brian Recatto (2)	$18,378	$20,675	$39,053
Charles E. Schalliol	$50,625	$41,875	$92,500
Robert W. Willmschen Jr.	$55,000	$41,875	$96,875

(1)
Reflects the aggregate grant date fair market value during the year in accordance with FASB ASC Topic 718.  In fiscal 2012, 2,037 shares of the Company's common stock were issued pursuant to restricted stock awards for Board services per non-employee director, with the exception of Mr. Recatto, whose grant is described in Footnote 2.  On the grant date, the fair value of these awards was $20.56 per share based on the closing market price of the Company's common stock on the grant date.

(2)
Mr. Recatto was granted an award of 1,308 shares with a grant date fair value of $15.81 per share, as he was appointed to the Board of Directors in July 2012 and did not serve on the Board throughout the fiscal year.

(3)
In fiscal 2012 the Board approved an increase to the annual compensation for board members. The amounts actually paid to directors in fiscal 2012 were prorated between the amounts approved in fiscal 2012 and amounts approved in prior years, which had been paid through the first quarter of fiscal 2012.

RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

 Procedures for Approval of Related Party Transactions
In March 2009, our Board of Directors adopted written related party transaction policies and procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification by the audit committee in accordance with the procedures set forth therein.  The audit committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction.  If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the audit committee determines it to be appropriate, ratified at that committee's next scheduled meeting.  In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other appropriate factors, the extent of the related party's interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances.  Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.
The audit committee has pre-approved or ratified the following categories of interested transactions:

Any employment by the Company of an executive officer of the Company if:

The related compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements or the executive officer is not an immediate family of another executive officer or director of the Company;

The related compensation would be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements if the executive officer was a named executive officer and the compensation committee approved (or recommended that the Board approve) such compensation;

Any compensation paid to a director if the compensation is required to be reported in the Company's Proxy Statement under the SEC's compensation disclosure requirements;

Any transaction with another company in which the related person's only relationship is as a non-executive employee, director, or beneficial owner of less than 10% of that company's shares if the amount involved does not exceed the greater of $1,000,000 or 2% of that company's total annual revenues;

Any charitable contribution by the Company to a charitable organization, foundation, or university at which a related person's only relationship is as a non-executive employee or director if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization's total annual receipts;

Any transaction where the related person's interest arises solely from the ownership of the Company common stock, and all holders of common stock received the same benefit on a pro rata basis; and

Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture, or similar services.
In addition, the Board has delegated to the Chair of the audit committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.
 An “interested transaction” is any transaction, arrangement, or relationship, or series of similar transactions, arrangements, or relationships, in which:

The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

The Company is a participant; and

Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).
A “related party” covered by the policy is:

A person who was or is (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K or Proxy Statement) an executive officer, director, or nominee for election as a director;

A greater than 5% beneficial owner of common stock; or

An immediate family member of the foregoing, which includes a person's spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law, and anyone residing in such person's home (other than tenants or employees).

Transactions with Related Persons

The following transactions involved an aggregate amount exceeding $120,000 in value and were reviewed and approved by our audit committee under the Related Party Transaction Policies and Procedures.

Relationship with The Heritage Group

Our operating subsidiary, Heritage-Crystal Clean, LLC, was spun out of Heritage Environmental Services, an affiliate of our largest stockholder, The Heritage Group (“Heritage”), in 1999.  Since 1999, we have had many transactions with affiliates of Heritage.  In fiscal 2012, we generated sales of $372,990 from product sales and services to Heritage Environmental Services and made payments of $1,174,828 for waste transportation and disposal services, rent for facility use, and various advisory and administrative services performed by Heritage Environmental Services.

In fiscal 2012, as a result of sales from our used oil re-refinery, we generated sales of $5,265,628 to Tru South Oil, which is owned by Calumet Specialty Products Partners, LP, an affiliate of Heritage.

In addition, in fiscal 2012, we generated sales of $2,023,730 and made payments of $4,175,635 with other affiliates of Heritage.  We believe that the aggregate price we pay and price we charge Heritage for services and revenue is approximately what we would pay and receive for such services from third parties in arms-length transactions.

In fiscal 2011, we acquired certain assets of Crystal Flash Limited Partnership of Michigan ("Crystal Flash"), a Heritage affiliate, in exchange for $1,690,667 in cash at the time of closing. In addition we recorded at their net present value future payments to be tied to the continued performance of the acquired assets. In fiscal 2012, we made payments of $474,816 for the performance of the acquired assets, and as of December 29, 2012 the net present value of the future payments was $1,101,631. We acquired Crystal Flash to add used oil collection volume in Michigan.

Employee Benefit Plan

The employees of our operating subsidiary Heritage-Crystal Clean, LLC participate in a defined contribution 401(k) benefit plan sponsored by an affiliate of Heritage.  Participants in this plan are allowed to contribute 1% to 70% of their pre-tax earnings up to relevant IRS limitations to the plan.  The Company matches 100% of the first 3% contributed by the participant and 50% of the next 2% contributed by the participant for a maximum contribution of 4% per participant.  The matching expense for this plan was $985,101 in fiscal 2012.

Workers' Compensation

We participate in a workers' compensation group insurance program with affiliates of Heritage.  In connection with our insurance program for workers' compensation, we contribute payments to an affiliate of Heritage.  Payments under the group insurance program for workers' compensation totaled $832,931 in fiscal 2012, $445,594 in fiscal 2011, and $441,187 in fiscal 2010.

Employment of Frank S. Fehsenfeld

Frank S. Fehsenfeld, the brother of Fred Fehsenfeld, Jr., a director, was employed by us as a Director of Sales - Solvents in fiscal 2012 and in such capacity earned approximately $130,000 in fiscal 2012 (including base salary and bonus).

Heritage Participation Rights

Simultaneous with the completion of the initial public offering in fiscal 2008, we entered into a Participation Rights Agreement with Heritage, pursuant to which Heritage received the option to participate, pro rata based on its percentage ownership interest in our common stock, in any future equity offerings for cash consideration, including (i) contracts with parties for equity financing (including any debt financing with an equity component) and (ii) issuances of equity securities or securities convertible, exchangeable or exercisable into or for equity securities (including debt securities with an equity component). If Heritage exercises its rights with respect to all future offerings, it will be able to maintain its percentage ownership interest in our common stock.  The Participation Rights Agreement does not have an expiration date.  Heritage will not be required to participate or exercise its right of participation with respect to any future offerings.  Heritage's right to participate will not apply to certain future offerings of securities that are not conducted to raise or obtain equity capital or cash such as stock issued as consideration in a merger or consolidation, in connection with strategic partnerships or joint ventures, or for the acquisition of a business, product, license, or other assets by us.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2012 and the reports of Grant Thornton LLP, our independent registered public accounting firm, on those financial statements, with management and Grant Thornton LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has reviewed and discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has discussed with Grant Thornton LLP their independence from management and us, and has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant's independence, including whether the services rendered by Grant Thornton LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.

The audit committee also reviewed management's report on its assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of our internal control over financial reporting.

The audit committee discussed with our independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, including internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors and the Board has approved the inclusion of the audited financial statements and management's assessment of the effectiveness of our internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 29, 2012 for filing with the SEC. The audit committee has also approved the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year 2013.

Respectfully Submitted By:

The Audit Committee

Robert W. Willmschen, Jr., Chair
Carmine Falcone, member
Charles E. Schalliol, member

Fees Paid to Independent Registered Public Accounting Firm

Set forth below is a summary of fees for professional services by Grant Thornton LLP in fiscal 2012 and fiscal 2011.

Grant Thornton LLP
	2012	2011
Audit Fees	$278,751	$363,654
Audit-related Fees	$132,009	$—
Tax Fees	$80,512	$133,688
All Other Fees	$7,875	$8,700
Total	$499,147	$506,042

Audit Fees.  Audit fees primarily consist of professional services rendered for the audit of our annual financial statements and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include professional services rendered in connection with periodic reports and registration statements we filed with the SEC.

Audit-related Fees. Audit-related fees consist of professional services rendered related to our secondary public offering in April 2012.

Tax Fees.  Tax fees consist of fees billed for professional services rendered for tax compliance and tax planning and consulting.

All Other Fees.  All other fees consist of review of the Company's employee benefit plan in fiscal 2011 and administrative work on due diligence for a potential acquisition in fiscal 2012.

Approval of Services Provided by Independent Registered Public Accounting Firm

The audit committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm.  The audit committee has adopted a policy requiring the pre-approval of any audit services and non-audit services performed by the Company's independent registered public accounting firm to ensure that such services do not impair the firm's independence.  This policy requires that, unless a proposed service has received general pre-approval by the audit committee, it will require specific pre-approval if it is to be performed by the Company's independent registered public accounting firm.  The audit committee may pre-approve for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax, and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the audit committee.  The audit committee must be informed about each such service that is actually provided.  In cases where a service is not covered by one of those approvals, the service must be specifically pre-approved by the audit committee no earlier than one year prior to the commencement of the service.  In addition, the audit committee has delegated to the Chair of the audit committee the authority to grant the approvals required by this policy for services that are estimated to cost no more than the greater of $25,000 or 10% of the fees paid to the auditor for the fiscal year preceding the year that the services are to be provided.  All requests or applications for services to be provided by the independent auditor must be submitted to our chief financial officer, who determines whether such services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the audit committee.

The audit committee has considered whether the nature of the services provided by Grant Thornton LLP for tax and non-audit services are compatible with maintaining the nature of the firm's independence and has determined that such services are compatible with the provision of independent audit services.  All of the services performed by Grant Thornton LLP in fiscal year 2012 were pre-approved in accordance with the policy adopted by the audit committee as described above.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for fiscal 2013. The Board and the audit committee recommend that shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for fiscal year 2013.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders' rejection and reconsider the appointment.  Representatives of Grant Thornton will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR approval of the ratification of the appointment of Grant Thornton.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and a majority of the shares present in person or represented by proxy and entitled to vote on the proposal are voted in favor of the proposal.

The Board recommends a vote FOR approval of the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year 2013.

______________________

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is requesting shareholder approval, on an advisory basis, of the compensation of the Company's named executive officers for fiscal 2012 as listed in the Summary Compensation Table (appearing on page 19 of this Proxy Statement). The Board and the compensation committee have developed and administer an executive compensation program that is described more fully under the “Compensation Discussion and Analysis” section of this Proxy Statement, including the related compensation tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to approve, reject, or abstain from voting with respect to the Company's executive compensation program and the compensation paid to the named executive officers for fiscal 2012.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objective of the Company's executive compensation program is to link each executive's compensation to the success of the business, with a focus on continuous growth and development of sustainable shareholder value. Our philosophy is also to keep the executive officer compensation program well-defined and easily understood. The advisory vote will serve as an additional tool to guide the Board and the compensation committee in aligning the executive compensation program with the interests of the Company and its shareholders and is consistent with the Board's commitment to the observance of high standards of corporate governance. The Company is accordingly requesting the vote of the shareholders on the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers for fiscal 2012, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decision by the Board; nor will it create or imply any additional fiduciary duty on the part of the Board. The Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the advisory vote when considering future compensation arrangements for the named executive officers.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2012 as disclosed in this Proxy Statement.

______________________

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2014 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2013 in order to be considered for inclusion in the Company's Annual Meeting Proxy Statement next year.  Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.  Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting Proxy Statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive office of the Company.  This notice must be delivered to the Company no later than the close of business on February 1, 2014, but no earlier than the close of business on January 2, 2014, to be considered for a vote at next year's annual meeting.  The notice must contain the information required by the Company's bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports.  This means that only one copy of this Proxy Statement and the Annual Report to Shareholders for fiscal 2012 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a Proxy Statement or the Annual Report to Shareholders for fiscal 2012 either now or in the future, please contact your bank, broker, or other nominee.  Upon written or oral request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123, we will provide copies of these materials.

AVAILABILITY OF CERTAIN DOCUMENTS

Heritage-Crystal Clean, Inc. maintains a website at www.crystal-clean.com.  Our bylaws, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominating Committee Charter, and Policy on Complaint Procedures for Accounting and Audit Matters are available on this website under “Investor Relations” and “Corporate Governance.”  In addition, you may obtain a copy of any of these documents without charge by sending a request to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.  Our website is not incorporated into or a part of this Proxy Statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules.  Any written request should be directed to Heritage-Crystal Clean, Inc., Attn: Corporate Secretary, 2175 Point Boulevard, Suite 375, Elgin, Illinois  60123.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Shareholders" and does not know of any other matters to be brought before or voted upon at the meeting other than those referred to above.  If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed stamped envelope.

____________________________________________________

Exhibit A

HERITAGE-CRYSTAL CLEAN, INC.
AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (the Committee) of the Board of Directors (the Board) of Heritage-Crystal Clean, Inc. (the Company) assists the Board in fulfilling its oversight responsibilities by:

•
Overseeing the quality and integrity of the financial statements and other financial information that the Company provides to shareholders and others, the Company's accounting policies and internal controls, the audit process and legal, ethical and regulatory compliance;

•	Maintaining, through regularly scheduled meetings, a line of communication among the Board, the Company's financial and senior management, internal auditors and independent accountants;

•	Preparing the report to be included in the Company's annual proxy statement, as required by the Securities and Exchange Commission's (SEC) rules; and

•	Performing such other functions as the Board may assign to the Committee from time to time.

COMMITTEE MEMBERSHIP

The members of the Committee shall be appointed annually by the Board and shall serve at the pleasure of the Board. Unless the Board elects a Chair, the members of the Committee shall designate a Chair by a majority vote of the full Committee membership.

The Committee shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence requirements of the SEC and The NASDAQ Stock Market LLC. Each member of the Committee shall, in the judgment of the Board, have the ability to read and understand fundamental financial statements. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as each such qualification is interpreted by the Board in its business judgment, and shall be an audit committee financial expert as such term is defined by the SEC.

DUTIES AND RESPONSIBILITIES

The Committee is delegated all of the authority of the Board as may be required or advisable to fulfill the purposes of the Committee. Without limiting the generality of the preceding statement, the Committee shall have authority and is entrusted with the responsibility to take the following actions:

(1) Review and discuss the annual audited financial statements with management and the independent accountants. In connection with such review, the Committee will:

•	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	Review significant changes in accounting or auditing policies, including resolution of any significant reporting or operational issues affecting the financial statements;

•	Inquire as to the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements;

•
Review with the independent accountants any problems encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work, any management letter provided by the independent accountants, and management's response to such letter; and

•	Review with the independent accountants and the senior internal auditing executive the adequacy of the Company's internal controls, and any significant findings and recommendations.

(2) Prior to the filing of the Company's Annual Report on Form 10-K, review and discuss with management and the independent auditors the annual audited financial statements and recommend to the Board whether the audited financial statements should be included in the Annual Report on Form 10-K.

(3) Review (by full Committee or Chair) with management and the independent auditors the Company's quarterly financial statements in advance of SEC filings.

(4) Prior to the release of quarterly and annual earnings, review and discuss with management and the independent auditors all earnings press releases.

(5) Oversee the external audit coverage. The Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The independent auditors shall report directly to the Committee. In connection with its oversight of the external audit coverage, the Committee will:

•	Appoint and, when necessary, terminate the independent auditors;

•	Approve the engagement letter and the fees to be paid to the independent auditors;

•
Pre-approve all audit and non-audit services to be performed by the independent auditors and the related fees for such services other than prohibited non-auditing services as promulgated under the SEC's rules and regulations, subject only to the de minimus exceptions for permitted non-audit services.

•
Obtain confirmation and assurance as to the independence of the independent auditors, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action in response to the independent auditors' report to satisfy itself of their independence;

•	Resolve any disagreements between management and the independent auditors;

•	Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit;

•	Review the experience and qualifications of the senior members of the independent auditor team;

•
Assure the regular rotation of the lead audit partner of the independent auditing firm as required by law, and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditing firm itself;

•	Set clear hiring policies for employees or former employees of the independent auditors;

•
At least annually, obtain and review a report by the independent auditors describing (a) the firm's internal quality-control procedures; (b) any material issues raised within the preceding five years by the most recent internal-quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or other authority relating to any audit conducted by the firm; (c) any steps taken to deal with any such issues; and (d) registration of the independent auditors with the Public Company Accounting Oversight Board;

•
Review with the independent auditors at the completion of the annual audit: (a) the independent auditors' audit of the financial statements and their report thereon, (b) any significant changes required in the independent auditors' audit plan, (c) the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves, (d) the critical accounting policies used in the financial statements, (e) an analysis of the effect of alternative methods of applying GAAP on the Company's financial statements, (f) material written communications between the independent auditors and the Company's management, and (g) other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards; and

•	Review and evaluate the performance of the independent auditors.

(6) Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

•	Review the appointment or replacement of the senior internal auditing executive;

•	Review, in consultation with management, the independent auditors and the senior internal auditing executive, the plan and scope of internal audit activities;

•	Review internal audit activities, budget and staffing; and

•	Review significant reports to management prepared by the internal auditing department and management's responses to such reports.

(7) Review with management and the independent auditors the adequacy of the Company's internal controls, and any significant findings and recommendations with respect to such controls.

(8) Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters or under the Code of Business Conduct and Ethics, and (b) the confidential anonymous submission by employees of the Company regarding questionable accounting or auditing matters. Investigate at its discretion any complaint brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

(9) Review reports and disclosures of insider and affiliated party transactions.

(10) Inquire of management, the Internal Audit Executive, and the independent auditor about significant risks or exposures, review the Company's policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company.

(11) Meet at least annually in separate executive session with each of the chief financial officer, the senior internal auditing executive and the independent auditors.

(12) Review periodically with the Company's counsel (a) legal and regulatory matters which may have a material affect on the financial statements, and (b) corporate compliance policies or codes of conduct.

(13) Report regularly to the Board with respect to Committee activities.

(14) Prepare the report of the Committee required by the SEC to be included in the proxy statement for each annual meeting.

(15) Review and reassess annually the adequacy of this Committee Charter and recommend any proposed changes to the Board.

(16) Review and reassess annually the Code of Business Conduct and Ethics, and evaluate each request for a waiver of the application of the Code and report its findings to the full Board.

(17) Conduct any investigation with respect to the Company's operations that is appropriate to fulfilling its responsibilities and have direct access to the independent auditors as well as anyone in the Company.

(18) Retain and determine funding for such independent legal, accounting and such other advisors as it deems necessary or appropriate to fulfill its responsibilities. The Committee is empowered, without further action of the Board, to cause the Company to pay the compensation of such advisors as the Committee shall so engage. The Company shall provide appropriate funding for the Audit Committee, as determined by the Audit Committee, for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

(19) Delegate to its Chair or any of its members the responsibility for any particular matters, or one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

MEETINGS

The Committee shall meet at least four times annually. Additional meetings may occur as the Committee or its Chair deems advisable. The Committee shall regularly report to the Board on its activities.

COMMITTEE ACTION

A majority of the members present shall decide any question brought before the Committee. The actions by the majority may be expressed either by a vote at a meeting or in writing without a meeting. A majority of the members shall constitute a quorum. The Committee may delegate to one or more of its members the authority to grant pre-approvals of audit and permitted non-audit services, provided the decision is reported to the full Committee at its next scheduled meeting.

PROCEDURES

The Chair of the Committee shall establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Committee. The Chair shall appoint as secretary a person who may, but need not, be a member of the Committee. A certificate of the secretary of the Committee setting forth the names of the members of the Committee, or actions taken by the Committee, shall be sufficient evidence at all times as to the persons constituting the Committee, or such actions taken.

LIMITATIONS

While the Committee has the responsibilities and powers set forth in this Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
Heritage-Crystal Clean, Inc.

ANNUAL MEETING OF STOCKHOLDERS
	May 2, 2013		For	With-hold	For All Except

The undersigned hereby appoints Joseph Chalhoub and Gregory Ray, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Stockholders of Heritage-Crystal Clean, Inc. (the “Company”), to be held at the Holiday Inn located at 495 Airport Road, Elgin, Illinois, 60123 on May 2, 2013, at 9:00 a.m., Central Time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. The undersigned hereby revokes any other proxy executed previously for the 2013 Annual Meeting of Shareholders.
		1. The election as Class II directors of both nominees listed below each with terms expiring at the 2016 Annual Meeting (except as marked to the contrary below):	[ ]	[ ]	[ ]
Charles E. Schalliol and Brian Recatto
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee's name in the space provided below.

			For	Against	Abstain
		2. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year 2013.	[ ]	[ ]	[ ]

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR the election of all the directors listed on this card under Proposal 1, and FOR each of the other proposals listed on this card. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date, and return this Proxy.
			For	Against	Abstain
		3. Advisory vote to approve the named executive officer compensation for fiscal 2012, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.	[ ]	[ ]	[ ]
			For	Against	Abstain
	Please be sure to date and sign this proxy card in the box below.	4. To consider and transact such other business as may properly come before the meeting or any adjournments or postponements thereof.	[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS
	Date	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting, of a Proxy Statement dated April 3, 2013.

	Sign Above	This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals

Detach above card, sign, date and mail in postage paid envelope provided.
Heritage-Crystal Clean, Inc.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL
Heritage-Crystal Clean, Inc.'s 2013 proxy statement and 2012 annual report to shareholders are available at
http://www.crystal-clean.com/ under “Investor Relations.”

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.